Exhibit 15.1

[Letterhead of Maples and Calder]

June 22, 2005

Ctrip.com International, Ltd.

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233, People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the heading “Taxation” in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, which will be filed with the Securities and Exchange Commission in the month of June 2005.

Yours faithfully,

/s/ Maples and Calder